Exhibit 1.1

Share Transfer Framework Agreement

This Share Transfer Framework Agreement (“Framework Agreement” or “Agreement”) is entered in Changning District, Shanghai on June 14, 2017 by and among the following parties:

Party A: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Address: 10F, Building 1, No. 6 Danleng Street, Haidian District, Beijing, China

Legal Representative: Bodang Liu

Party B: Huiping Huang

Address: No.1 Xiadu, Pingzhai Village, Meixian Town, Youxi County, Fujian Province, China

Citizen ID#: 350426199205271020

Party C: Wei Deng

Address: Group 3, Guolugou Village, Yangchang Town, Nayong County, Guizhou Province, China

Citizen ID#: 522426198808030815

Party D: Tianyi Zhang

Address: Zhongshi Plaza, No.13 Jing’er Road, Luohu District, Shenzhen City, China

Citizen ID#: 230102197806262820

Party E: Shenzhen TouZhiJia Financial Information Service Co., Ltd. (hereinafter referred to as the “Target Company”)

Address: Room 201, Building A, No.1 Qianwan First Rd., Shenzhen-Hongkong Cooperation Zone, Qianhai, Shenzhen City, China

Legal Representative: Shiqiao Huang

Under the Agreement, Party A, B, C, D and Party E shall hereinafter be referred to individually as “a Party” and collectively as “the Parties”.

Whereas:

I.	Party A intends to be listed on the NASDAQ in the U.S.

II.	Party E or the Target Company is an advanced vertical search engine for P2P online lending.

III.	Party B indirectly holds 0.4550% shares of the Target Company through Shenzhen RongnianXinyuan Investment Consulting LLP

IV.	Party C indirectly holds 0.9709% shares of the Target Company through Shenzhen RongnianXinyuan Investment Consulting LLP; Party C indirectly holds 0.7175% shares of the Target Company through Shenzhen RongnianTianyuan Investment Consulting LLP.

V.	Party D indirectly holds 2.3104% shares of the Target Company through Shenzhen Youyuan Investment Management LLP and Shenzhen Chuangdongfang Changchuan Investment LLP.

VI.	The Parties herein intend to cooperate. Party A intends to invest in the Target Company and integrate mutual resources.

In adherence to the principles of fairness and mutual benefits, the Parties have reached the following agreements after friendly negotiation regarding matters related to the cooperation for abidance by all parties:

Article 1	Objectives and Principle of the Cooperation

1.	Cooperation objective

Party A and/or its related parties intend to integrate the resources of the Target Company and acquire certain equity interests in the Target Company, i.e., Party A and/or its related parties intend to indirectly hold 0.4550% shares of the Target Company through Shenzhen RongnianXinyuan Investment Consulting LLP, 0.9709% shares of the Target Company through Shenzhen RongnianXinyuan Investment Consulting LLP, 0.7175% shares of the Target Company through Shenzhen RongnianTianyuan Investment Consulting LLP, and 2.3104% shares of the Target Company through Shenzhen Youyuan Investment Management LLP and Shenzhen Chuangdongfang Changchuan Investment LLP. Through the transaction, Party A and the Target Company can complement each other’s advantages and realize resources integration, which will create significant synergy effects in financial information service and financial technology and lead to rapid growth of the companies.

2.	Cooperative Principle

The cooperation shall be in conformity with the growth strategy of Party A, shall be beneficial to enhancements of the capability for continuous operation and core competence of Party A and/or its related parties, and shall be conducive to protecting the interests of all parties. The cooperation shall comply with the provisions of relevant laws, regulations and doctrins without harming the lawful rights and interests of Party A , the Target Company, and their shareholders.

Article 2	Basic Information Regarding the Target Company

As of the date of the Agreement, the Target Company’s ownership structure is as follows:

No.	Name of shareholder	Registered capital subscription (in RMB 10 thousands)	Registered capital subscription percentage (%)
1	Shiqiao Huang	89.7904	8.8901%
2	Wuquan Qin	26.8462	2.6580%
3	Wei Deng	15.6956	1.5540%
4	Shanghai Wenxi Enterprise Management Co., Ltd.	694.8874	68.8007%
5	Shenzhen RongnianXinyuan Investment Consulting LLP	42.7491	4.2326%
6	Shenzhen RongnianLeyuan Investment Management LLP	26.383	2.6122%
7	Shenzhen RongnianJinyuan Investment Management LLP	24.0001	2.3762%
8	Shenzhen RongnianTianyuan Investment Consulting LLP	11.6875	1.1572%
9	Wenpeiqin Zhu	11.294	1.1182%
10	Shenzhen Chuangdongfang Changchuan Investment LLP	66. 6667	6.6008%
Total		1010	100.00%

Article 3	Target Shares and Valuation

Party A intends to indirectly purchase 4.4538% equity or obtain 4.4538% equity interest in the Target Company, i.e. the target shares, for a purchase price of RMB 19,100,008. The value of target shares shall depend on the result of due diligence on the target company by Party A, communication and negotiation among the Parties, internal investment decision process of the Parties and other external objective factors, Value of the target shares shall be subject to the final Investment Agreement signed by the Parties.

Article 4	Cooperation Arrangement

1.	Path of cooperation

Party A or its subsidiaries, including but not limited to Puhui Equity Investment Co., Ltd., shall conduct direct cooperation with the Target Company or conduct cooperation by other means as agreed by all parties.

2.	Schedule

(1)   After signing this Agreement, the Parties shall conduct further communication and negotiation with respect to cooperation program and implementation path so as to finalize the specific program within the shortest time period possible.

(2)   After signing this Agreement, the Parties and parties concerned shall appoint intermediary agencies to conduct financial and legal due diligence, audit, assets appraisal of the Target Company proposed to be acquired, and other works as required in accordance with the regulations of regulatory authority, and shall implement the cooperation program and promote cooperation within the shortest possible time in accordance with the requirements of regulatory authority, stock exchanges and other bodies concerned.

3.	Payment method of investment consideration

(1)   Party A may choose to issue private-offering shares to Party B, C and D, or pay them by cash, or grant comprehensive credit lines to them or a combination of above payment methods.

(2)   Party A shall, within five working days of signing of this Agreement, pay 50% of the consideration of equity transfer as agreed in this Agreement to Party B, C and D for the amount of RMB 1,023,170, RMB 3,276,834 and RMB 5,250,000, respectively. Party A shall conduct due diligence on the Target Company after above payment is received by Party B, C and D; After determining the final acquisition price, Party A, B, C, D and Party E shall sign Share Transfer Agreement and complete the change in business license registration and Party A shall pay the remaining acquisition amount to Party B, C and D within five working days thereafter.

(3)   After completion of the due diligence investigation of the Target Company, in case any facts that have a material adverse effect on the transaction is discovered and cannot be settled through negotiation by the Parties, the Equity Transfer Agreement cannot be executed. As a result, Party A will not pay the remaining amount per the Agreement and shall give a written demand for return of all shares transferred under the Agreement to Party B, C and D; Party B, C and D shall refund all amount already paid by Party A within three working days after receiving such written demand; otherwise, Party B, Party C and Party D shall pay Party A late penalty equal to 1% of the amount to be refunded for each day of delay, and Party E shall assume joint and several liability for the refund. Party A shall assist in the procedure for the change in business license registration (if necessary).

Article 5	Pledge by Party B, C, D and E

1.     The obligations under any proposal, notice, order, judgment, decision made to the Target Company by any executive or judicial departments with respect to any act of the Target Company prior to the acquisition shall be borne by the Target Company (Party E).

2.     Party E shall timely provide all-inclusive information and documents of the Target Company required by Party A, especially the information that has not yet been disclosed to the public, which facilitate Party A to obtain deeper understanding of the Target Company. Party E shall actively assist Party A and the auditor appointed by Party A in audit of the Target Company.

3.     The Shenzhen RongnianXinyuan Investment Consulting LLP as guaranteed by Party B, Shenzhen RongnianXinyuan Investment Consulting LLP and Shenzhen RongnianTianyuan Investment Consulting LLP as guaranteed by Party C, Shenzhen Youyuan Investment Management LLP and Shenzhen Chuangdongfang Changchuan Investment LLP as guaranteed by Party D, and the Target Company as guaranteed by Party E, are all duly incorporated and in good standing under the laws of P.R. China, have obtained all governmental approval, permits and licenses for their legitimate operations in accordance with their business licenses. There are no facts that may have a material adverse effect on the transaction under this Agreement existing prior to the execution of the final Share Transfer Agreement or completion of the change in business license registration by Party A, B, C, D and E, including but not limited to undisclosed external guarantees, law suits, fake assets and major operation risks.

4.     Party B, C, D and E pledge that they will not make any commitments to or sign any agreements with any other parties with respect to the equity transfer under this Agreement after signing of the Agreement.

5.     Party B, C, D and E have the rights required for the execution and enforcement of this Agreement; they guarantee that the Agreement is a legally binding agreement as they have obtained all the necessary authority for execution and fulfillment of the Agreement. The Agreement is signed by duly authorized representatives of the Parties and their signatures are legally binding.

6.     Party A shall have the right of first refusal for investment in the Target Company under the same terms.

Article 6	Investor’s Rights

Party E agrees that Party A shall have the rights conferred to a common investor if Party A eventually becomes shareholder of Party E, including but not limited to right of first refusal, anti-dilution right, tag-along right, drag-along right, priority upon liquidation, right to information. Furthermore, Party A shall automatically have the preferential rights if any that the Target Company or its shareholders may grant to other investors hereafter.

Article 7	Corporate Governance

Party A shall not participate in daily operation of the Target Company.

Article 8	Taxes and other fees

1.     Any applicable taxes under this Agreement shall be borne by the parties respectively in accordance with relevant laws and regulations. In the absence of any specific provisions of relevant laws and regulations, the Parties shall negotiate to share such taxes in accordance with the principle of fairness.

2.     Due diligence and legal expenses incurred in connection with the transaction hereunder, including but not limited to the expense for engagement of attorneys, accountants and advisers, shall be borne by respective parties.

Article 9	Period of Exclusivity

The parties shall complete the negotiation and sign formal agreement within 90 days of signature of the Framework Agreement. Otherwise, the Parties shall negotiate to settle the matter.

Within the period mentioned above, the Target Company, Party B, C and D are restricted from negotiating with any third party with respect to merger and acquisition, equity financing, offer or sale of the shares under this Framework Agreement, or sign any written document, whether or not legally binding.

Article 10	Confidentiality

The Parties shall be responsible for maintaining the confidentiality of all terms in the Framework Agreement and future cooperation proposed under this Framework Agreement. The parties agree to and cause their insiders to maintain confidentiality of all of the terms of this Agreement and all matters relating to the acquisition under this Agreement unless disclosure is made to a competent government authority or to the superior departments of such government authority for relevant approval and registration in accordance with provisions of the laws and regulations, or to a third party for performance of the obligations, representations and guarantees under the Framework Agreement.

Article 11	Liability for Breach of the Agreement

1.     After signing of this Framework Agreement, all Parties shall devote their best efforts to facilitate and reach the final formal agreement. Violation of any provisions of the Framework Agreement by any party shall constitute a breach of the Agreement. The default party shall be liable for the breach and shall pay to the other parties RMB 10 million as penalty.

2.     Upon signature or effective date of the Agreement, if a party unilaterally revokes, suspends or terminates the Agreement, the default party shall pay to the other parties RMB 10 million as penalty.

3.     Neither party shall be liable to the other party for nonperformance of the Agreement as consequence of Force Majeure. An event of Force Majeure includes, but is not limited to earthquake, flood, typhoon, other natural disasters, war and government sanction.

4.     This article is legally binding, and its validity shall not be affected by any other provisions of the Agreement.

Article 12	Effectiveness of the Agreement and Miscellaneous Matters

1.     The Agreement shall become effective as of the date of signature and stamp of all the Parties.

2.     Any disputes arising from the execution of the Agreement shall be settled through friendly negotiation. In case no settlement is reached through negotiation, either party can file a lawsuit in the People’s Court in the district where the Agreement is signed (i.e. Changning District People’s Court in Shanghai). Fees related to the lawsuit, including court fees, attorney’s fees and evidence collection fees etc., shall be borne by the losing party.

3.     This Agreement is executed in seven (7) equal original copies. Party A and Party E each retain two (2) original copies. Each of the other parties has one (1) original copy. All the original copies shall have equal legal validity.

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(Signature page for the Share Transfer Framework Agreement, no text)

Party A: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

(Stamp)

Legal representative or authorized representative (signature)

Party B: Huiping Huang (signature)

Party C: Wei Deng (signature)

Party D: Tianyi Zhang (signature)

Party E: Shenzhen TouZhiJia Financial Information Service Co., Ltd.

(Stamp)

Legal representative or authorized representative (signature)

Date: June 14, 2017